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                                                                    Exhibit 99.1


                                   [PMR LOGO]


                             1565 Hotel Circle South
                               San Diego, CA 92108

FOR IMMEDIATE RELEASE                                                MAY 6, 2002


           PMR ANNOUNCES EXECUTION OF DEFINITIVE MERGER AGREEMENT WITH
                          PSYCHIATRIC SOLUTIONS, INC.

     PMR SHAREHOLDERS TO RECEIVE CASH DIVIDEND OF $1.70 PER SHARE PRIOR TO THE MERGER.

     PMR SHAREHOLDERS TO OWN 28% OF THE COMBINED COMPANY POST MERGER.

     COMBINED, HISTORICAL PROFORMA FINANCIAL RESULTS FROM OPERATIONS OF $105 MILLION IN REVENUE AND $11 MILLION IN EBITDA FOR THE TWELVE MONTHS ENDED JANUARY 31, 2002.

SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), PMR Corporation announced the execution of a definitive merger agreement with Psychiatric Solutions, Inc., ("PSI") a Nashville, Tennessee based owner and operator of specialty acute care facilities that treat behavioral and neurological disorders. PSI also manages specialty behavioral departments within general acute care facilities.

The proposed transaction is a stock for stock merger. Upon completion of the merger, PSI shareholders will own approximately 72% of the company and PMR shareholders will own approximately 28% of the company. PSI, which is a privately held company, will exchange all of its warrants, preferred stock and common stock for common shares of PMR.

PMR Corporation has agreed to maintain a minimum cash balance of $5.05 million at the closing of the merger. Subject to funding severance and related transaction costs, PMR plans to dividend the remaining free cash in excess of $5.05 million to shareholders prior to the closing of the merger. To this end, PMR is declaring a cash dividend of $1.70 per share payable on May 24, 2002 to shareholders of record as of May 17, 2002. Depending on the cash flow and anticipated transaction and severance costs between now and closing, there may be funds available for an additional dividend prior to closing.

Because of the magnitude of the cash dividend in relation to the company's share price, rules of the Nasdaq Stock Market require that the stock trade ex-dividend on the next business day after payment, which would be May 27, 2002. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares.

The merger agreement has been approved by the boards of directors of both companies. Consummation of the transaction is subject to various conditions, including approval of the stockholders of PMR and PSI. However, voting agreements representing approximately 40% of



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PMR shares and over 80% of PSI shares have been executed which commits those shareholders to vote in favor of the transaction. The transaction is expected to close in July 2002.

PSI is focused on becoming the leading owner and operator of specialty acute care facilities that treat behavioral and neurological disorders. PSI's strategy is to acquire inpatient facilities that are the leading provider in their markets. PSI operates inpatient facilities in Raleigh, North Carolina, Austin, Texas and two facilities in Houston, Texas. In the rapidly growing Raleigh market, PSI operates the sole free standing inpatient psychiatric facility. In Austin, Texas there is one free standing competitor and in Houston, Texas PSI commands the leading market position in the nation's sixth largest market. In addition to owned and operated hospitals, PSI also has a division which manages 44 inpatient psychiatric units for general acute care hospitals in principally non-urban markets.

In addition to the $5.05 million in cash at closing, PMR will contribute its remaining operations, including its management agreement with Mental Health Cooperative, a Nashville, Tennessee based provider of psychiatric and case management services for individuals with a serious mental illness.

On a combined, proforma basis, the financial results of operations produced revenue of $105.2 million and EBITDA of $10.7 million for the twelve months ended January 31, 2002. The proforma presentation assumes that all of the PSI hospitals were owned as of January 1, 2001, excludes one time non-recurring charges and adjusts for differences in fiscal years and for the elimination of general and administrative costs associated with the relocation of corporate headquarters to Nashville, Tennessee.

Effective with the approval of the merger, the company will be re-named Psychiatric Solutions, Inc. and the corporate headquarters will be in Nashville, Tennessee. Joey Jacobs, the Chief Executive Officer of PSI, will become the Chairman of the Board and Chief Executive Officer of the combined company. The Board of Directors of the combined company will consist of seven members, five of which will be designees of PSI and two of which will be designees of PMR.

"The signing of the merger agreement with PSI brings our strategic alternatives process to an effective conclusion for our shareholders," said Mark Clein, CEO of PMR Corporation. "Shareholders of PMR will receive an immediate cash dividend that represents a substantial return of the current market value of the stock. Upon closing of the merger, our shareholders will be participating in a profitable, rapidly growing enterprise focused on consolidating one of the largest sectors in health services."

 "PMR's existing operations are a natural fit with our unit management business and access to the public markets positions us to continue executing on our acquisition oriented growth strategy in this attractive sector," said Joey Jacobs, CEO of Psychiatric Solutions, Inc. "After many years of contraction, the psychiatric inpatient market now has favorable supply and demand fundamentals and we will now have the only public company focused on consolidating this market."



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PMR is a leader in the development and management of programs and services for individuals with a serious mental illness.

PSI offers an extensive continuum of behavioral health care to adults, children and adolescents at its free-standing specialty psychiatric hospitals and managed behavioral care facilities.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ PMR CORPORATION'S REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE MERGER TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When these and other documents relating to the transaction are filed with the Commission, investors and security holders may obtain a free copy at the Commission's web site at www.sec.gov. The documents filed with the Commission by PMR Corporation may also be obtained free of charge from PMR by directing a request to PMR Corporation, 1565 Hotel Circle South, 2nd Floor, San Diego, CA 92108, Attention: Investor Relations. WHEN THEY BECOME AVAILABLE, READ THE DEFINITIVE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT / PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT RELATED TO HISTORICAL FACTS OR EVENTS ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT PMR WILL NOT SUCCESSFULLY COMPLETE ITS TRANSACTION WITH PSI. FORWARD LOOKING STATEMENTS REFLECT PMR'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS. ACTUAL RESULTS MAY VARY MATERIALLY AND ADVERSELY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, OR OTHERWISE INDICATED. REFERENCE IS MADE TO THE CAUTIONARY STATEMENTS CONTAINED IN PMR'S ANNUAL REPORT ON FORM 10K ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, CEO
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